                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of July __, 1997 ("Agreement") is by and between Salutations, Inc., a Nevada corporation, ("Salutations"), and International Trading & Manufacturing Corporation, a Nevada corporation ("ITM"). Salutations and ITM are sometimes hereinafter referred to collectively as the "parties" and individually as a "party."

                              W I T N E S S E T H :

        WHEREAS, Salutations and ITM desire to effect a combination between Salutations and ITM in a manner that qualifies as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 as amended; and

        WHEREAS, pursuant to the intended combination, Salutations will acquire 100% of the issued and outstanding stock of ITM thereby making ITM a wholly owned subsidiary of Salutations, all pursuant to the terms and conditions of this Agreement;

        NOW, THEREFORE, the parties each in consideration that the other join herein represent, warrant and agree as follows:

I. EXCHANGE OF SHARES

        Subject to the terms and conditions hereof and in reliance on the respective representations and warranties contained herein, ITM hereby transfers, which transfers shall be effective as of the Effective Date, and/or shall cause to be transferred as of the Effective Date, 100% of the issued and outstanding capital shares of ITM. In exchange for the transfer of ITM shares, Salutations shall issue one common share of Salutations for each share of ITM received. The shares of Salutations shall be issued in each case to the person or entity who transferred to Salutations the applicable ITM shares. All Salutations shares issued under this Section shall be post-split shares as described in Subsection 3.02(a).

II. THE EFFECTIVE DATE AND DELIVERY OF SHARES

        2.01 THE EFFECTIVE DATE. The "Effective Date" for purposes of this Agreement shall be the date the State of Nevada accepts for filing the Amendment to the Articles of Incorporation for Salutations which changes the name of Salutations to International Trading &


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Manufacturing Corporation, or such similar name, and which puts into effect the forward stock split of Salutations shares as described herein.

        2.02 DELIVERY ITM SHARES. All certificates evidencing ITM shares exchanged herein shall be delivered to Salutations, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer, free and clear of all options, liens, claims, charges and encumbrances of any nature whatsoever, within 10 days of the Effective Date.

        2.03 ISSUE OF SALUTATIONS SHARES. Salutations shall issue shares as required herein with respect to each certificate of ITM shares received, within 20 days of receipt of the applicable ITM certificate and acceptable documents of transfer.

III. REPRESENTATIONS AND WARRANTIES OF SALUTATIONS

        Salutations represents to ITM as follows:

        3.01 ORGANIZATION.

                3.01(a) Salutations is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Salutations has the corporate power and authority to carry on its business as presently conducted.

                3.01(b) The copies of the Articles of Incorporation of Salutations and of the Bylaws of Salutations, which have heretofore been delivered to ITM, are complete and correct copies of such Articles of Incorporation and Bylaws as amended and in effect on the date hereof.

        3.02 CAPITALIZATION.

                3.02(a) The issued and outstanding shares of stock of Salutations as of the Effective Date shall be 516,250 common shares (the "Salutations Shares"). Such shares shall be post-split shares, having undergone a forward split on a 2.5 for one basis, which split shall be effective as of the Effective Date. Except for the Salutations Shares, Salutations shall have no other capital shares issued or outstanding on the Effective Date. The Salutations Shares on the Effective Date shall be duly authorized, validly issued, fully paid and nonassessable.

                3.02(b) There are no outstanding options, warrants, or rights to purchase any securities of Salutations.


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        3.03 SUBSIDIARIES AND INVESTMENTS. Salutations does not own any capital stock or have any interest in any corporation, partnership or other form of business organization.

        3.04 FINANCIAL STATEMENTS. Salutations has delivered to ITM copies of the financial statements contained in the 15c2-11 information statement dated June 5, 1997 of Salutations (the "Salutations Financial Statements"). Salutations believes the Salutations Financial Statements present fairly the financial conditions of Salutations at the dates thereof.

        3.05 NO UNDISCLOSED LIABILITIES. Other than as described in Exhibit 3.05 hereto, Salutations is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Salutations Financial Statements.

        3.06 ABSENCE OF MATERIAL CHANGES. Except as described elsewhere in this Agreement or on any Exhibit hereto, there has not been:

                3.06(a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Salutations from that represented in the Salutations Financial Statements, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                3.06(b) any redemption, purchase or other acquisition of any shares of the capital stock of Salutations, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Salutations relating to its authorized or issued capital stock; or

                3.06(c) any change or amendment to the Articles of Incorporation or Bylaws of Salutations.

        3.07 LITIGATION. There is no litigation, proceeding or investigation pending or to the knowledge of Salutations, threatened against Salutations affecting any of its properties or assets, or, to the knowledge of Salutations, against any officer, director, or stockholder of Salutations that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Salutations or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

        3.08 TITLE TO ASSETS. Salutations has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Salutations Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheets included in the Salutations Financial Statements or in any Exhibit.


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

        3.09 CONTRACTS AND UNDERTAKINGS. Each contract, agreement, lease, license, arrangement, commitment and undertaking with respect to the business of Salutations is valid, binding and in full force and effect. Salutations is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of Salutations, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which Salutations is a party is in default thereunder nor, to the knowledge of Salutations, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

        3.10 TRANSACTIONS WITH AFFILIATES, DIRECTORS AND SHAREHOLDERS. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between Salutations, and any officer, director, or stockholder of Salutations, or any corporation or other entity controlled by such persons or a member of the such person's families.

        3.11 NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Salutations, or any agreement, contract or instrument to which Salutations is a party or by which it or any of its assets are bound.

        3.12 DISCLOSURE. Neither this Agreement, the Salutations Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the ITM in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF ITM

        ITM and Gerald R. Edick (jointly the "ITM Warrantors") hereby represent and warrant to Salutations as follows:

        4.01 ORGANIZATION.

                4.01(a) ITM is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and ITM has the corporate power and authority to carry on its business as presently conducted.

                4.01(b) The copies of the Articles of Incorporation of ITM and of the Bylaws of ITM, which have heretofore been delivered to Salutations, are complete and correct copies of such Articles of Incorporation and Bylaws as amended and in effect on the date hereof.


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        4.02 CAPITALIZATION.

                4.02(a) the issued and outstanding shares of stock of ITM as of the Effective Date shall be 4,700,000 common shares together with any common shares issued as of the Effective Date pursuant to the private placement of up to 500,000 common shares of ITM at $1.00 per share (which is being sold at the present time (the "ITM Shares"). Except for the ITM Shares, ITM shall have no other capital shares issued or outstanding on the Effective Date. The ITM Shares on the Effective Date shall be duly authorized, validly issued, fully paid and nonassessable.

                4.02(b) There are no outstanding options, warrants, or rights to purchase any securities of ITM that have not been disclosed to Salutations.

        4.03 SUBSIDIARIES AND INVESTMENTS. ITM does not own any capital stock or have any interest in any corporation, partnership or other form of business organization.

        4.04 FINANCIAL STATEMENTS. ITM has delivered to Salutations copies of the financial statements contained in the Private Placement Memorandum dated June 10, 1997, for the sale of up to 500,000 common shares of ITM (the "ITM Financial Statements"). ITM believes the ITM Financial Statements present fairly the financial conditions of ITM at the dates thereof.

        4.05 NO UNDISCLOSED LIABILITIES. Other than as described in Exhibit 4.05 hereto, ITM is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the ITM Financial Statements.

        4.06 ABSENCE OF MATERIAL CHANGES. Except as described elsewhere in this Agreement or on any Exhibit hereto, there has not been:

                4.06(a) any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of ITM from that represented in the ITM Financial Statements, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                4.06(b) any redemption, purchase or other acquisition of any shares of the capital stock of ITM, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by ITM relating to its authorized or issued capital stock; or

                4.06(c) any change or amendment to the Articles of Incorporation or Bylaws of ITM.


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        4.07 LITIGATION. There is no litigation, proceeding or investigation pending or to the knowledge of the ITM Warrantors, threatened against ITM affecting any of its properties or assets, or, to the knowledge of the ITM Warrantors against any officer, director, or stockholder of ITM that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of ITM or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

        4.08 TITLE TO ASSETS. ITM has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the ITM Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheets included in the ITM Financial Statements or in any Exhibit. All money raised pursuant to the current private placement of up to 500,000 ITM common shares shall belong to ITM and shall remain in ITM or used in its usual course of business.

        4.09 CONTRACTS AND UNDERTAKINGS. Each contract, agreement, lease, license, arrangement, commitment and undertaking with respect to the business of ITM is valid, binding and in full force and effect. ITM is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the ITM Warrantors, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which ITM is a party is in default thereunder nor, to the knowledge of the ITM Warrantors, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

        4.10 TRANSACTIONS WITH AFFILIATES, DIRECTORS AND SHAREHOLDERS. Except as set forth in Exhibit 4.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between ITM, and any officer, director, or stockholder of ITM, or any corporation or other entity controlled by such persons or a member of the such person's families.

        4.11 NO CONFLICT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of ITM, or any agreement, contract or instrument to which ITM is a party or by which it or any of its assets are bound.

        4.12 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. ITM owns or has valid right or license to use all patents, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights which are necessary to operate its business as now operated and as now proposed to be operated.

        4.12 DISCLOSURE. Neither this Agreement, the ITM Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Salutations in connection with the transactions contemplated hereby, contains any untrue statement


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of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

V. OBLIGATIONS OF SALUTATIONS

        Salutations covenants and agrees with ITM that on or before the Effective Date it shall:

        5.01 APPROVAL. Obtain the approval of all transactions contemplated in this Agreement from both its Board of Directors and its shareholders.

        5.02 STOCK SPLIT. consummate the forward split of its common shares on a
2.5 for one basis.

        5.03 ELECTIONS. Take all steps necessary to elect Gerald R. Edick and Klaus Moeller as the members of the Board of Directors and as the officers of Salutations and to obtain the resignations of the current officers and directors of Salutations.

        5.04 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Refrain from taking any action which would render any representation and/or warranty given by Salutations from being accurate as of the Effective Date.

VI. OBLIGATIONS OF ITM

        ITM hereby covenants and agrees with Salutations that:

        6.01 CONDUCT OF BUSINESS. ITM will conduct its business and activities diligently and in substantially the same manner as they previously have been carried out.

        6.02 APPROVAL. Obtain the approval of all transactions contemplated in this Agreement from both its Board of Directors and each of its shareholders.

        6.03 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. ITM will refrain from taking any action which would render any representation and/or warranty given by the ITM Warrantors contained in this Agreement from being inaccurate as of the Effective Date.

VII. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

        All representations, warranties and covenants contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.


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VIII. MISCELLANEOUS

        8.01 FINDER'S FEES, INVESTMENT BANKING FEES. Neither Salutations nor ITM have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

        8.02 TAX TREATMENT. The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code. However, no tax opinion has been obtained regarding tax implications of this reorganization.

        8.03 FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        8.04 PARTIES IN INTEREST. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

        8.05 ENTIRE AGREEMENT: AMENDMENTS. This Agreement, including the Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

        8.06 HEADINGS, ETC. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

        8.07 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the persons, entity or entities may require.

        8.08 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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        8.9 ATTORNEY FEES. If legal action is ever needed for the purpose of enforcing any provision of this Agreement, the prevailing party shall be entitle to an award of reasonable attorney fees.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

SALUTATIONS, INC.


By: /s/ RANDALL L. FIGGINS
   ------------------------------------
   Randall L. Figgins, President



INTERNATIONAL TRADING & MANUFACTURING CORPORATION


By: /s/ GERALD R. EDICK
   ------------------------------------
   Gerald R. Edick, President


/s/ GERALD R. EDICK
---------------------------------------
Gerald R. Edick, Individual with respect
to Section 4 only


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

                                SALUTATIONS, INC.
                         3931 MACARTHUR BLVD., SUITE 201
                             NEWPORT BEACH, CA 92660
                                 (714) 349-0364

                                                                    July 3, 1997

                                 PROXY STATEMENT

                       FOR SPECIAL MEETING OF SHAREHOLDERS

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Salutations, Inc., a Nevada corporation (the "corporation") to be voted at the Special Meeting of Shareholders to be held on July 15, 1997, and any adjournment or adjournments thereof (hereinafter the "Meeting" or the "Special Meeting of Shareholders"). Only shareholders of record at the close of business on July 2, 1997 (the "Record Date"), are entitled to notice of and to vote at the Meeting. This Proxy Statement and the accompanying form of Proxy are being mailed to shareholders on or about July 3, 1997.

THE PROXY

        All Proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later proxy or by voting in person at the Meeting. Proxies shall be voted in accordance with the directions of the shareholders. Unless otherwise directed, proxies will be voted FOR each proposal.

THE VOTING SHARES AND VOTE REQUIRED

        The only securities of the Company entitled to vote at the Meeting are its outstanding common shares which as of the Record Date totaled 406,500. Each common share is entitled to one vote.

        No business may be transacted unless a quorum of shareholders attends the Meeting. A quorum is the presence in person or by proxy of the holders of a majority of the shares entitled to vote at the Meeting. The proposals to forward split the common shares of the corporation and to change the name of the corporation will pass only upon the affirmative vote of a majority of the shares issued and outstanding. All other proposals will pass upon the majority vote of those in attendance at the meeting at which a quorum is present.

                         FORWARD SPLIT OF COMMON SHARES

        As a pre-condition to the acquisition of 100% of the issued and outstanding common shares of International Trading & Manufacturing Corporation, a Nevada corporation ("ITM") discussed below (the "Acquisition"), it is necessary that the corporation forward split its common shares on a 2.5 for one basis. The effect of the split on the current outstanding common shares of the corporation is as follows: for every common share held prior to the split, the shareholder will have 2.5 common shares following the split. The split will not change the percentage interest that any particular shareholder owns in the corporation. For example, if prior to the split a shareholder owns 10% of the outstanding shares of the corporation, then following the split, the same shareholder will continue to own 10% of the total outstanding shares of the corporation, though the actual number of shares will have increased.

        The purpose of the forward split is to change the number of common shares outstanding so that the Acquisition can be consummated in an efficient manner. Management believes that the corporation and the market for the corporation's common shares will be benefitted by consummating the Acquisition at the higher level of shares outstanding.

        The split will be put into effect by virtue of an amendment to the Articles of Incorporation. Therefore, approval by the shareholders of the split will constitute approval by the shareholders to amend the Articles of Incorporation for the purpose of effecting the split.

        Following the effective date of the split (the "Effective Date"), the shareholders will be invited to mail their share certificates to the transfer agent who will issue a new certificate to the applicable shareholder evidencing ownership of shares in an amount equal to 2.5 times the number of the pre-split amount. Certificates that are not returned and continue to be dated prior to the Effective Date will be deemed to evidence ownership of shares in an amount which is 2.5 times the number of shares indicated on such certificate.

                               ACQUISITION OF ITM

Purpose for the Acquisition

        The corporation was formed for the purpose of marketing executive gifts, crafts and greeting cards. The corporation successfully completed its public offering in November, 1996. Because the corporation was unable to begin marketing prior to the 1996 Christmas season, management felt it was not wise to commence operations until it had a clear business objective.

        Julie Krueger had initially agreed to serve as secretary to the corporation and to design and produce crafts to be marketed. Ms. Krueger, has accepted a full time teaching position thereby limiting her availability to the corporation. The corporation's objectives then became to narrow its focus to the high margin areas of jewelry and collectibles. Sales in these areas are not as seasonal as in cards and crafts. Management sought outside help to assist the corporation in developing a strategy to grow a successful gift business.

        The corporation began seeking wholesale suppliers and marketing partners. Rather than expend its limited resources on a catalog and on inventory, the Board of Directors, with the aid of outside consultants, have identified that acquiring ITM will be an opportunity that the Board of Directors believes will be in the long term best interest of the corporation.

The Acquisition

        It is proposed that following the forward split, the corporation will issue shares of its common stock in exchange for all of the issued and outstanding capital shares of ITM. Following the exchange, ITM will be a wholly owned subsidiary of the corporation. The present terms and conditions of the Acquisition will result in the present shareholders of the corporation owning approximately 10% of the corporation following the Acquisition. In other words, to vote in favor of the Acquisition, a shareholder must believe that it is in the best interest of the corporation to transfer 90% of the corporation in order to acquire the assets and business operations of ITM. The most recent financial statement for the corporation is included to this Proxy Statement as Exhibit A. The most recent financial statement for ITM is attached as Exhibit B.

        Following the exchange, a new Board of Directors will be put in place for the corporation, all of the members of which will be nominated by the current management of ITM.

ITM

        ITM manufactures and distributes gemstone jewelry in gold and sterling silver. ITM also distributes clothing, collectibles and other products to retailers and television shopping networks in the United States and Canada. However, ITM's principal product is gemstone jewelry. The majority of ITM's jewelry is manufactured under contract in Thailand and India.

        ITM's products are marketed through television home shopping networks such as Home Shopping Network and Canadian Home Shopping Network. Though still in its infancy, the cable television home shopping industry has grown to sales of $5.5 billion annually and continues to expand. Some industry leaders believe that by the year 2000, annual sales will range between $20 billion and $100 billion. In connection with the growth of this marketing industry, ITM management believes that its sales potential will also increase. ITM plans to continue to focus on developing products and programs for its television home shopping customers in order to capitalize on the industry's growth.

        ITM also markets its products through retail organizations, including Walmart and Fingerhut. In fact, ITM's customers include the top 30 jewelry retailers in the nation. Dealing exclusively with large customers is more cost effective than selling to numerous small retail jewelers. Expansion of ITM's distribution outlets is expected to continue with both a domestic and international focus.

        Consumers shopping via catalogs, direct mail and infomercials is expected to continue to grow in popularity and become more wide spread, since time and convenience are important to today's consumer. According to Simmons Market Research Bureau, more than 54% of the U.S. population ordered items by the telephone or mail in 1990. Because of this, ITM has plans at the present time to expand its marketing tools to include catalogs, direct mail and infomercials.

        ITM's operation is structured to keep operation costs as low as possible. This provides ITM with a competitive edge over any retailers who maintain expensive showrooms and offices with high overheads. ITM's expenditures are directed more to the manufacture of its products.

        Since its inception, ITM has been in the forefront in bringing new gemstones to the mass market. Gemstones now in the mass market include tanzanite, tsavorite, fire opal, apatite and white sapphire. ITM has developed proprietary expertise in producing calibrated gemstones which means gemstones having the same size and color. The production of calibrated gemstones is an important component of successful gemstone mass marketing.

        ITM's business plan includes the expansion of its products through the acquisition of complementary assets and/or business. ITM management believes potential acquisition targets include competitors of ITM which produce and distribute similar products as those distributed by ITM by mass marketing through television shopping networks.

Risk Factors

        Certain risk factors exist with respect to the Acquisition. ITM is a fairly new company by most standards, is still developing, and has yet to produce a profit over a sustained period of time. Following the Acquisition, the corporation will be led by management new to the corporation and the present shareholders of the corporation as a group will own a minority interest. Accordingly, those who own the corporation prior to the Acquisition will have little or no power to influence new management. There can be no assurance that following the Acquisition, the corporation will succeed financially.

        The Acquisition also must comply with various tax and securities laws. No tax rulings or legal opinions have been obtained with respect to these matters. No assurance can be given that the structure of the Acquisition as a tax free exchange and as an exchange exempt from the registration requirements of the Securities Act of 1933 will go unchallenged by applicable governmental or other authorities.

                                   NAME CHANGE

        The Board of Directors is recommending that the corporation enter into and consummate the Acquisition. Upon the consummation of the Acquisition, the principal business of the corporation would be the manufacture and distribution of products that currently constitute the business operations of ITM.

        It is the recommendation of the corporation's Board of Directors that it is in the best interest of the corporation to change its name to International Trading & Manufacturing Corporation (ITM) in contemplation of the Acquisition. ITM has established its name to some extent and is recognized in its industry. Accordingly, the Board of Directors deems that it would be advantageous to the corporation to capitalize upon the goodwill established in the name "International Trading & Manufacturing Corporation" by using the name to the fullest extent possible including changing the name of the corporation to International Trading & Manufacturing Corporation. Conversely, the corporation will lose the goodwill associated with the name Salutations, Inc., which in all likelihood is negligible since the corporation had only recently commenced business operations under that name.

        In order to change the name of the corporation, it is necessary to amend the corporation's Articles of Incorporation, which Articles would then reflect the new name and would be duly filed and of record in appropriate government offices in the State of Nevada. Approval of the name change by the shareholders shall constitute the approval to amend the Articles of Incorporation for such purpose.




        Dated: July 3, 1997

                                    EXHIBIT A

[LOGO]                         26TH Place
                               2601 East Thomas Road  PH: 602-266-2646
CLANCY AND CO. P.L.L.C.        Suite 110              FAX: 602-224-9496
CERTIFIED PUBLIC ACCOUNTANTS   Phoenix, AZ 85016      E-MAIL: CLANCYPLLC@AOL.COM
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

        Board of Directors
        Salutations, Inc.
        Las Vegas, NV 89128

        We have audited the accompanying balance sheet of Salutations, Inc. as of December 31, 1996, and the related statement of operations, stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Salutations, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a Development Stage Company as defined in Financial Accounting Standards Board Statement No. 7. The Company is devoting substantially all of its present efforts in establishing a new business and its planned principal operations have not commenced and, accordingly, no revenue has been derived therefrom. These factors raise substantial doubt about its ability to continue as a going concern. The company's ability to continue as a going concern is dependent upon a successful public offering or other alternative financing and its ability to attain profitable operations. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.


        /s/ CLANCY AND CO.
        -------------------------------
        Clancy and Co. P.L.L.C.
        Phoenix, Arizona
        May 23, 1997

                                SALUTATIONS, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                DECEMBER 31, 1996

                                     ASSETS

Current Assets
 Cash in Bank                                          $28,387
 Total Current Assets                                              $28,387

Other Assets
 Organization Costs - Net of Amortization                  280
                                                       -------
 Total Other Assets                                                    280
                                                                   -------
Total Assets                                                       $28,667
                                                                   =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                                           NONE

Stockholders' Equity
 Common Stock, $.001 Par Value
   25,000,000 Shares Authorized;
   406,500 Issued and Outstanding
   At December 31, 1996                                    407
 Additional Paid In Capital                             34,770
 Deficit Accumulated During the Development Stage       (6,510)
                                                       -------
 Total Stockholders' Equity                                         28,667
                                                                   -------

Total Liabilities and Stockholders' Equity                         $28,667
                                                                   =======


   The accompanying notes are an integral part of these financial statements.

                                SALUTATIONS, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                 FOR THE PERIOD FROM INCEPTION (JANUARY 8, 1996)
                            THROUGH DECEMBER 31, 1996

                                              Deficit
                             For The          Accumulated
                             Period           During The
                             January 8,       Development
                             1996             Stage
                             Through          Through
                             December         December
                             31, 1996         31, 1996
                             ----------       ----------
Revenue                      $     0          $      0

Expenses
 General and
   Administrative              6,510             6,510
                             -------          --------
 Total Expenses                6,510             6,510
                             -------          --------

Net (Loss)                   $(6,510)         $ (6,510)
                             =======          ========
Net (Loss) Per Share         $ (0.02)         $  (0.02)
                             =======          ========


   The accompanying notes are an integral part of these financial statements.

                                SALUTATIONS, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                       DECEMBER 31,1996 AND FROM INCEPTION
                    (JANUARY 8,1996) THROUGH DECEMBER 31,1996

                                                                     Deficit
                                                                     Accumulated
                                                      Additional     During The
                                    Common Stock      Paid-In        Development
                                  Shares     Amount   Capital        Stage            Total
                                 -------     ------   ----------     -----------      -------
Issuance of
 Common Stock For Cash
 on June 5, 1996                 200,000       $200      $ 5,800                       $ 6,000

Issuance of
 Common Stock for Cash
   in Connection with
   a 504D Offering
   Memorandum                    206,500        207       30,769                        30,976

Cost of Offering                                          (1,799)                       (1,799)

Loss Year Ended
   December 31, 1996                                                       (6,510)      (6,510)
                                 -------       ----      -------          -------      -------
Balance -
   December 31, 1996             406,500       $407      $34,770          $(6,510)     $28,667
                                 =======       ====      =======          =======      =======


    The accompanying notes are an integral part of these financial statements.

                                SALUTATIONS, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION (JANUARY 8,1996)
                     THROUGH THE YEAR ENDED DECEMBER 31,1996


                                                          For The            Deficit
                                                          Period             Accumulated
                                                          January 8,         During The
                                                          1996               Development
                                                          Through            Period
                                                          December           December
                                                          31,1996            31,1996
Cash Flows from Operating Activities
  Net Loss                                                $ (6,510)          $ (6,510)
  Adjustments to Reconcile Net Loss to Net Cash
      Provided by Operating Activities
    Amortization                                                70                 70
  Changes in Operating Assets and Liabilities
    (Increase) Decrease in Organization Cost                  (350)              (350)
                                                          --------           --------
  Total Adjustments                                           (280)              (280)
                                                          --------           --------
  Net Cash Provided by Operating Activities                 (6,790)            (6,790)


Cash Flows from Investing Activities                             0                  0

Cash Flows from Financing Activities
  Proceeds from sale of Common Stock                        35,177             35,177
                                                          --------           --------
    Net Cash provided by Financing Activities               35,177             35,177
                                                          --------           --------

Increase (Decrease) in Cash and Cash Equivalents            28,387             28,387

Cash and Cash Equivalents Beginning of Period                    0                  0
                                                          --------           --------

Cash and Cash Equivalents End of Period                   $ 28,387           $ 28,387
                                                          ========           ========

Supplemental Information
Cash Paid For:

  Interest                                                       0           $      0
                                                          ========           ========
  Income Taxes                                            $      0           $      0
                                                          ========           ========

   The accompanying notes are an integral part of these financial statements.

                                SALUTATIONS, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31,1996

NOTE I - ORGANIZATION

        Salutations, Inc. (The Company) was incorporated under the laws of the State of Nevada on January 8, 1996 with an authorized capital of 25,000,000 shares of common stock with a par value of one mil ($.001) per share.

        On June 5, 1996, the Company issued 200,000 shares of common stock for $6,000 cash.

        On November 14, 1996, the Company issued 206,500 shares of common stock for cash at $0.15 per share or $30,976, less offering cost of $1,799, or a net of $29,177.

        The Company is a development stage company, as defined in Financial Accounting Standards Board No. 7. The Company is devoting substantially all of its present efforts in securing and establishing a new business, and its planned principal operations have not commenced and, accordingly, no revenue has been derived therefrom. In addition, the Company does not presently have adequate financing to carry out its business plan. These factors raise substantial doubt about its ability to continue as a going concern.

        The financial statement has been prepared on the basis of accounting principles applicable to a going concern. Accordingly, they do not purport to give effect to adjustments, if any, that may be necessary should the Company be unable to continue as a going concern. The continuation of the Company as a going concern, is dependent upon a successful public offering or other alternative financing and its ability to establish itself as a profitable business. The Company's ability to achieve these objectives cannot be determined at this time.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

        A. Accounting Method

        The Company's financial statements are prepared using the accrual method of accounting.

        B. Organization Costs

        Cost incurred in organizing the Company is being amortized over a sixty month period.

        C. Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash and cash equivalents.

                                SALUTATIONS, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                                DECEMBER 31,1996

        D. Income or Loss Per Share

        The computations of income or loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements.

                                    EXHIBIT B

                International Trading & Manufacturing Corporation
                                 Balance Sheets
                           December 31, 1996 and 1995
                                   (Unaudited)

ASSETS                                                  1996                  1995
                                                   -----------           -----------
Current assets
       Cash                                        $    50,484           $       152
       Accounts receivable                           2,057,410               735,606
       Inventory                                       118,000                33,500
       Other current assets                             19,756                    --
                                                   -----------           -----------
       Total current assets                          2,245,650               769,258
Furniture and equipment,
    net of accumulated depression                        9,306                 7,714
Other assets                                            12,227                18,946
                                                   -----------           -----------
                                                   $ 2,267,183           $   795,918
                                                   ===========           ===========

LIABILITIES AND SHAREHOLDER'S
       DEFICIENCY

Current liabilities:
       Cash overdraft                                       --           $    11,275
         Accounts payable                          $ 2,053,489               606,922
         Accrued interest                               71,265                    --
                                                   -----------           -----------
                Total current liabilities            2,124,754               618,197

Note payable to affiliate                              353,989               357,967
                                                   -----------           -----------
                                                     2,478,743               976,164
                                                   -----------           -----------

Shareholder's deficiency:
         Common stock                                    5,000                 5,000
         Additional paid in capital                      2,700                 1,700
         Deficit                                      (219,260)             (186,946)
                                                   -----------           -----------
                                                      (211,560)             (180,246)
                                                   -----------           -----------
                                                   $ 2,267,183           $   795,918
                                                   ===========           ===========

                International Trading & Manufacturing Corporation
                            Statements of Operations
                           December 31, 1996 and 1995
                                   (Unaudited)


                                                        1996                1995
                                                     ----------          ----------
Net sales                                            $4,428,634          $3,028,818
Cost of goods sold                                    3,876,172           2,568,223
                                                     ----------          ----------
                                                        552,462             460,595

Selling, general and administrative expense             513,458             308,572
                                                     ----------          ----------
       Operating income                                  39,004             152,023
Interest expense                                         36,060              36,598
                                                     ----------          ----------
Net income                                           $    2,944          $  115,425
                                                     ==========          ==========

June 9, 1997



International Trading & Manufacturing Corporation
P. O. Box 2297
Del Mar, CA 92014-1597


Attention: Gerald R. Edick, President

Re: Letter of Intent for Exchange of Shares

Dear Mr. Edick:

        This letter will confirm the following general terms and conditions whereby, through an exchange of shares (among other things), ITM, as hereinafter defined, will become a wholly-owned subsidiary of SI, as hereinafter defined.

DEFINITIONS

        The following terms when used herein, shall have the following meanings:

                "SI" shall mean Salutations, Inc., a corporation in good standing, organized and operating under the laws of the State of Nevada.

                "ITM" shall mean International Trading & Manufacturing Corporation, a corporation in good standing, organized and operating under the laws of the State of Nevada.

                "SI SHARES" shall mean common voting shares of SI having a par value of $0.001. It is expressly contemplated and understood by the parties that SI Shares are the only securities with respect to SI which are authorized, issued and/or outstanding.

                "ITM SHARES" shall mean common voting shares of ITM having a par value of $0.001. It is expressly contemplated and understood by the parties that ITM Shares are the only securities with respect to ITM which are authorized, issued and/or outstanding.

                "FORWARD SPLIT" shall mean a forward split of the SI Shares on a
        2.5 for one basis. Following the Forward Split, all SI Shares shall total 516,250 shares.

                "PRE-SPLIT SI SHARES" shall mean SI Shares without giving effect to the Forward Split.

                "POST-SPLIT SI SHARES" shall mean SI Shares after giving effect to the Forward Split.

                "PARTIES" shall mean SI and ITM.

                "PLAN" shall mean an Agreement and Plan of Reorganization negotiated by and between the Parties. The Plan shall be negotiated in good faith and shall contain all of the representations, warranties and other terms and conditions common to transactions contemplated by this Letter of Intent.

                "EFFECTIVE DATE" shall mean the date and time set forth in the Plan when all of the transactions contemplated under the Plan shall be completed and consummated.


INTENT OF THE PARTIES

        The Parties hereby express it as their specific intent that the Boards of Directors of SI and ITM will negotiate and enter into a Plan, which shall contain the following provisions:

                1. Prior to the Closing, the shareholders of the Parties shall approve the Plan. The shareholders of SI shall also specifically approve the Forward Split.

                2. On the Effective Date, SI Shares issued and outstanding shall total 516,250 which shall all be Post-split SI Shares.

                3. On the Effective Date, ITM Shares issued and outstanding shall total 4,700,000 shares plus any shares sold by the Effective Date pursuant to the private placement of up to 500,000 shares of ITM.

                4. On the Effective Date or as soon thereafter as is practicable, SI shall issue Post-split SI Shares to the shareholders of ITM in exchange for the transfer and delivery to SI of all of the issued and outstanding ITM Shares existing on the Effective date. All SI Shares issued shall be "unregistered" and "restricted" shares and shall be issued in accordance with and subject to applicable laws, rules and regulations, and, when issued for the consideration indicated, shall be deemed fully paid and nonassessable. The exchange is intended to be a tax-free reorganization under Section 368(a)(1)(B) of the internal Revenue Code.

        ITM hereby represents that it has the agreement of each of its shareholders (as well as purchasers of ITM Shares through the private placement described above) that each such shareholder will be subject and bound by the Plan as outlined in this Letter of Intent.

        In the event the Plan is not successfully negotiated and entered into on or before July 31, 1997, at the option of either Party, the agreements in this Letter of Intent may be terminated with each Party to bear its own costs.

        The Plan shall be executed as soon as practicable and SI shall instruct its legal counsel to immediately prepare all necessary documentation upon the execution of this Letter of Intent.

        If the foregoing correctly sets forth the substance of the understanding of the Parties, please execute this Letter of Intent in duplicate, retain one copy for your records, and return one copy to Gary R. Henrie, to his address at 376 East 400 South, Suite 300, Salt Lake City, Utah 84111. In addition, upon signing this Letter of Intent, please send one signed copy by facsimile transmission to 801-539-5256.

                                       Very truly yours,

                                       SALUTATIONS, INC.

                                       By: /s/ RANDALL L. FIGGINS
                                           -------------------------------------
                                           Randall L. Figgins, President

Accepted and Agreed this 9th day
of June, 1997.

INTERNATIONAL TRADING &
MANUFACTURING CORPORATION


By: /s/ GERALD R. EDICK
    -------------------------------
    Gerald R. Edick, President

                          LETTER OF CONSENT TO USE NAME

                INTERNATIONAL TRADING & MANUFACTURING CORPORATION
                                  P.O. Box 2297
                             Del Mar, CA 92014-1597


July 15, 1997


Secretary of State
Capitol Complex
Carson City, Nevada 89710

        Re: International Trading & Manufacturing Corporation, a Nevada corporation, (the "Corporation").

To Whom It May Concern:

        I, the undersigned, am the President of the Corporation. I have entered into an agreement (the "Agreement") in behalf of the Corporation, whereby the Corporation will become a 100% owned subsidiary of Salutations, Inc., a Nevada corporation ("Salutations"). A part of the Agreement is that Salutations will change its name to International Trading & Manufacturing Corporation, which name is the current name of the Corporation.

        Please accept this letter as your authorization from the Corporation to change the name of Salutations to International Trading & Manufacturing Corporation.

        If you have any questions, please call Gary R. Henrie, at (801) 355-2886. Thank you for your assistance.


                                       INTERNATIONAL TRADING &
                                       MANUFACTURING CORPORATION, a Nevada
                                       corporation

                                       By: /s/ GERALD R. EDICK
                                           -------------------------------------
                                           Gerald R. Edick, President

This Letter of Consent was acknowledged before me on July 15, 1997, by Gerald R. Edick as the President of International Trading & Manufacturing Corporation.


[SEAL]

                                       /s/ ROBINSON RANIER
                                       -----------------------------------------
                                       Notary Public

                      WRITTEN CONSENT IN LIEU OF A MEETING
                                       OF
                             THE BOARD OF DIRECTORS
                                       OF
                                SALUTATIONS, INC.

The following resolutions were unanimously passed by the Board of Directors of Salutations, Inc.

        RESOLVED: That the Company accept the resignation of Julie Krueger as Secretary/Treasurer of Salutations, Inc. effect immediately.

        FURTHER RESOLVED: That the position of Secretary/Treasurer be filled by Randall L. Figgins until a suitable replacement can be found.

        FURTHER RESOLVED: That the Company pay Ms. Krueger $500.00 as compensation for her services as an officer and director.

        FURTHER RESOLVED: That the Company retain the services of Stephen B. Utley as an outside consultant to assist the Company in it's attempt to grow through either acquisition or additional financing.

        FURTHER RESOLVED: That the Board of Directors is authorized to pay Mr. Utley up to $5,000 upon the Boards agreement to pursue any such proposal as he introduces.

        FURTHER RESOLVED: The Board of Directors approve a payment of $1,000 to Bob Hurd for services he performed in reviewing the due diligence package for submission to the National Association of Securities Dealers member.

By affixing their signatures hereto, the Officers and Directors of Salutations, Inc. unanimously agree to these resolutions and further agree to waive notice of time, place and purpose of a meeting of the Board of Directors.

DATED this the 6th day of June, 1997.


/s/ RANDALL L. FIGGINS                      /s/ JULIE KRUEGER
----------------------------------          ------------------------------------
RANDALL L. FIGGINS                          JULIE KRUEGER

                                   RESIGNATION

        I, Randall L. Figgins, hereby resign the positions of being an officer and director of Salutations, Inc., a Nevada corporation. This resignation shall be effective immediately.

        Dated this 15th day of July, 1997.


                                            /s/ RANDALL L. FIGGINS
                                            ------------------------------------
                                            Randall L. Figgins

                   UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS
                                       OF
                                SALUTATIONS, INC.

        The undersigned, being the sole member of the Board of Directors of Salutations, Inc., a Nevada corporation (the "Company"), and pursuant to the general corporation laws of the State of Nevada, hereby takes the following action:

        WHEREAS, the number of members constituting the entire Board of Directors of the Company is two;

        WHEREAS, Randall L. Figgins has resigned his position as a member of the Board of Directors leaving his position vacant;

        NOW, THEREFORE, BE IT RESOLVED that Klaus Moeller is hereby appointed to fill the vacancy existing in the Board of Directors.

        DATED effective the date signed below.


                                            /s/ GERALD R. EDICK
        DATE: July 15, 1997                 ------------------------------------
                                            Gerald R. Edick, Member of the Board

                         SALUTATIONS, INC. (NOW KNOW AS)
                INTERNATIONAL TRADING & MANUFACTURING CORPORATION
                                 P. O. Box 2297
                             Del Mar, CA 92014-1597

July 15, 1997


Pacific Stock Transfer Company
P. O. Box 93385
Las Vegas, Nevada 89193


        Re: Salutations, Inc., nka International Trading & Manufacturing Corporation

To Whom It May Concern:

        At a meeting of the Board of Directors held on July 15, 1997, our Board decided to conclude our relationship with your firm as transfer agent and registrar for the capital stock of Salutations, Inc., nka International Trading & Manufacturing Corporation, effective as of the close of business on July 15, 1997. The Board is appreciative of the manner in which your firm has performed its duties as our transfer agent over the years.

        The Board felt that this was a propitious time, which was dictated by a business decision, to effect this change in transfer agents.

        Effective July 16, 1997, we are appointing Interwest Transfer Co., Inc., of Salt Lake City, Utah as our new transfer agent and registrar.

        You are hereby authorized to work with Mr. Kurtis Hughes of Interwest Transfer Co., Inc. in making the transition and accepting instructions on our behalf from him. The specific items that they will require are as follows:

        1. A list of the outstanding shares certified to be correct as of the close of business on July 15, 1997. The list should include the name and address of each shareholder and list each outstanding certificate held by each stockholder listing certificate number, number of shares and date the certificate was issued.

        2. A list of stop transfer orders, if any, with respect to any certificates, together with a list of any unregistered or control shares outstanding. The list should contain name, certificate number, shares and reason for the stop order.

        3. Active stop files.

        4. Unclaimed property schedule and records.

        5. Canceled stock certificates.

        You are hereby further authorized to release the supply of blank stock certificates in your possession, if any to Interwest Transfer Co., Inc. for over-printing whereby your name as transfer agent and registrar will be blanked out. Please advise Kurtis Hughes when these certificates are ready to be picked up.

        Again, thank you for your past assistance and cooperation. Please let me know should you need any additional information and/or authorization from me. You may send your final bill to my attention.

                                            Very truly yours.


                                            /s/ GERALD R. EDICK
                                            ------------------------------
                                            Gerald R. Edick
                                            President

c:      Interwest Transfer Co., Inc.
        1981 East 4800 South, Suite 100
        Salt Lake City, Utah 84117
        (801) 272-9294

                   UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS
                                       OF
                INTERNATIONAL TRADING & MANUFACTURING CORPORATION

        The undersigned, constituting all of the members of the Board of Directors of International Trading & Manufacturing Corporation, a Nevada corporation (the "Company"), and pursuant to the general corporation laws of the State of Nevada, hereby take the following action:

        WHEREAS, it is deemed to be in the best interest of the Company to enter into a reorganization with Salutations, Inc., a Nevada corporation ("Salutations") pursuant to the terms and conditions of the Agreement in the form attached hereto;

        NOW, THEREFORE, BE IT RESOLVED that the Board of Directors approves the reorganization with Salutations and calls for the shareholders of the Company to review, consider, and to vote upon the proposal to consummate said reorganization.

        DATED effective the date signed below.


                                           /s/ GERALD R. EDICK
        DATE: July 9, 1997                 ------------------------------------
                                           /s/ KLAUS MOELLER
                                           ------------------------------------

                      MAJORITY CONSENT OF THE SHAREHOLDERS
                                       OF
                INTERNATIONAL TRADING & MANUFACTURING CORPORATION

        The undersigned, constituting holders of over 50% of the voting common shares of International Trading & Manufacturing Corporation, a Nevada corporation (the "Company"), and pursuant to the general corporation laws of the State of Nevada, hereby take the following action:

        WHEREAS, the Board of Directors deems it to be in the best interest of the Company to enter into a reorganization with Salutations, Inc., a Nevada corporation ("Salutations") pursuant to the terms and conditions of the Agreement in the form attached hereto (the "Reorganization"); and

        WHEREAS, the Board of Directors has called on the shareholders to review, consider, and to vote upon the proposal to consummate said reorganization;

        NOW, THEREFORE, BE IT RESOLVED that the shareholders hereby approve the Reorganization and authorize and direct the officers of the Company to enter into the Agreement and to take any and all other actions either necessary and/or convenient for the purpose of consummating the Reorganization.

        DATED effective July 9, 1997.



                                            ------------------------------------


                                            ------------------------------------


                                            ------------------------------------


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
                CERTIFICATE OF PASSAGE OF RESOLUTION APPOINTING
                                 TRANSFER AGENT

RESOLVED: That Interwest Transfer Co., Inc., a corporation organized and existing under and by virtue of the laws of the State of Utah, with offices at 1981 East 4800 South, Ste. 100, Salt Lake City, Utah, be and is hereby appointed transfer agent of this Corporation, and that all accredited officers of said Interwest Transfer Co., Inc., each of them is hereby authorized, designated and accepted to act for and on behalf of this Corporation as Vice President and Assistant Secretaries with power only to sign stock certificates in either capacity; and be it further

RESOLVED: That this Corporation hereby does relieve the said transfer agent and its officers and representatives of all liability for all acts and things done and performed by said transfer agent and its officers and agents under orders of any officer or agent and/or representative of this Corporation, and hereby does assume full responsibility for all such acts and things done; and be it further

RESOLVED: That said transfer agent be, and is hereby authorized to use its own judgement in matters effecting its duties as such agent; and in its discretion to apply to and to act upon instructions of its own counsel or of the counsel of this Corporation in respect to any question arising in connection with such agency, all legal fees to be at the expense of this Corporation, and said transfer agent is hereby relieved of any responsibility to this Corporation, and indemnified by this Corporation as to any responsibility to third persons, for action taken in accordance with advice of such counsel or its own judgement. Remaining liable only for its own willful default or misconduct; and be it further

RESOLVED: That this corporation shall, and hereby does, indemnify, protect and hold said transfer agent harmless for any act, omission, delay, or refusal made by it in reliance upon any stock certificate or other instrument issued by this Corporation believed by said agent in good faith to be valid, genuine and sufficient, and in effecting any transfer believed by it in good faith to be duly authorized, said transfer to retain liability in such respects only for its own willful misconduct; and be it further

RESOLVED: That said transfer agent shall be without liability to this Corporation, and is hereby indemnified from any liability to third persons from said agent's refusal to perform any act in connection with this agency where, in reliance upon opinion of its counsel, said agent in good faith believes that such act may subject it or its officers or employees to criminal liability or injunctive sanctions under any law of any state or of the United States and, under the Securities Act of 1933.

STATE OF CALIFORNIA
COUNTY OF ORANGE

     Gerald R. Edick Jr., being duly sworn deposes and says that he is Secretary of Int. Trading, a corporation organized and existing under the laws of the State of Nevada, and having its principal place of business in Solana Beach at California; that he has custody of the books of said corporation, and that the foregoing is a full, true and correct copy of the Resolution adopted at a meeting of the board of Directors of said corporation held on the 15th day of July 1997, at Solana Beach.

     WITNESS MY HAND AND SEAL OF THE CORPORATION THIS ___ DAY OF
__________________, 19__.


                                        /s/ GERALD EDICK
                                        ----------------------------------------
                                                                       SECRETARY

Subscribed and sworn to before me this 15 day of July, 1997.


                                        /s/ ROBINSON RANIER
                                        ----------------------------------------
                                                    NOTARY PUBLIC
[SEAL]

                   UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS
                                       OF
                                SALUTATIONS, INC.

        The undersigned, being the sole member of the Board of Directors of Salutations, Inc., a Nevada corporation (the "Company"), and pursuant to the general corporation laws of the State of Nevada, hereby takes the following action:

        WHEREAS, the number of members constituting the entire Board of Directors of the Company is two;

        WHEREAS, Julie Krueger recently resigned her position as a member of the Board of Directors leaving her position vacant;

        NOW, THEREFORE, BE IT RESOLVED that Gerald R. Edick is hereby appointed to fill the vacancy existing in the Board of Directors.

        DATED effective the date signed below.


                                            /s/ RANDALL L. FIGGINS
        DATE: July 15, 1997                 ------------------------------------
                                            Randall L. Figgins, Member of
                                              the Board

                   UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS
                                       OF
                                SALUTATIONS, INC.

        The undersigned, being the sole member of the Board of Directors of Salutations, Inc., a Nevada corporation (the "Company"), and pursuant to the general corporation laws of the State of Nevada, hereby takes the following action:

        WHEREAS, it is deemed to be in the best interest of the Company to enter into a reorganization with International Trading & Manufacturing Corporation ("ITM") pursuant to the terms and conditions of the Agreement in the form attached hereto;

        NOW, THEREFORE, BE IT RESOLVED that the Board of Directors approves the reorganization with ITM and calls for a special meeting of the shareholders of the Company to vote upon the proposal to consummate said reorganization.

        DATED effective the date signed below.

                                            /s/ RANDALL L. FIGGINS
        DATE: July 9, 1997                  ------------------------------------
                                            Randall L. Figgins, Member of
                                              the Board

                   UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS
                                       OF
                                SALUTATIONS, INC.

        The undersigned, being the sole member of the Board of Directors of Salutations, Inc., a Nevada corporation (the "Company"), and pursuant to the general corporation laws of the State of Nevada, hereby takes the following action:

        WHEREAS, it is deemed to be in the best interest of the Company to enter into a reorganization with International Trading & Manufacturing Corporation ("ITM");

        WHEREAS, it is necessary to redeem 200,000 shares of stock of the Company in order to enter into the reorganization;

        NOW, THEREFORE, BE IT RESOLVED that the Board of Directors approves the redemption and cancellation of 200,000 shares of the Corporation evidenced by Certificate number I held in the name of Randall L Figgins.

        DATED effective the date signed below.

                                        /s/ RANDALL L. FIGGINS
        DATE: July 9, 1997              ---------------------------------------
                                        Randall L. Figgins, Member of the Board